EXHIBIT 5.2

April 27, 2009

The Toledo Edison Company
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308

Re:	$300,000,000 aggregate principal amount of The Toledo Edison Company’s 7.25% Senior Notes due 2020 (the “Senior Notes”)

Ladies and Gentlemen:

We have acted as special counsel to The Toledo Edison Company, an Ohio corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of the Senior Notes, issued under an Indenture dated as of November 1, 2006, as supplemented (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”), as amended and supplemented by a first supplemental indenture, dated as of April 24, 2009 (the “First Supplemental Indenture”) and an officer’s certificate, dated April 24, 2009 (the “Senior Notes Officer Certificate,” together with the Base Indenture and the Supplemental Indenture, including the provisions of the Trust Indenture Act of 1939 that are deemed pursuant to Section 318(c) thereof to be part of and govern such instrument, being hereinafter referred to as the “Indenture”) in accordance with the terms set forth in the Underwriting Agreement (as defined below).  The Senior Notes were sold pursuant to the terms of an Amended and Restated Underwriting Agreement, dated April 24, 2009, among Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as Representatives of the Underwriters listed on Schedule I thereto (collectively, the “Underwriters”) and the Company (the “Underwriting Agreement”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we have either participated in the preparation of or have reviewed and are familiar with the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein, the base prospectus, dated September 22, 2008, forming a part of the Registration Statement, as supplemented by the prospectus supplement, dated April 24, 2009, filed with the Commission pursuant to Rule 424(b) of the Act relating to the offering of the Senior Notes (as so supplemented, the “Prospectus”), the Indenture, the form of the Senior Notes and the Underwriting Agreement. In addition, we have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have also assumed (i) that the Senior Notes have been duly authorized, executed, and delivered by or on behalf of the Company, duly authenticated by the Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, (ii) that the Indenture has been duly authorized, executed and delivered by the Company and the Trustee and constitutes a valid and binding obligation of the Trustee, and (iii) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies and that the Senior Notes will conform to the specimen thereof we have reviewed.  As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Senior Notes constitute valid and binding obligations of the Company.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

B.
The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.  We express no opinion as to the validity, creation, attachment, perfection, effect of perfection or non-perfection or priority of any lien or security interest.

C.
This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld LLP